EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Express Company Commences Exchange Offers For Any and All
Outstanding Senior Notes Due 2019 and Senior Notes Due 2038 From Eligible Holders

NEW YORK, November 13, 2012 -- American Express Company announced today the commencement of two separate private offers to exchange (i) any and all of its outstanding 8.125% Senior Notes due 2019 for its new Senior Notes due
December 2, 2022 and cash and (ii) any and all of its outstanding 8.150% Senior Notes due 2038 for its new Senior Notes due December 3, 2042 and cash.

Each exchange offer is being conducted by American Express Company upon the terms and subject to the conditions set forth in a confidential offering circular, dated November 13, 2012, and related letter of transmittal. The exchange offers are only extended, and copies of the offering documents will only be made available, to holders of old notes that have certified their status as (1) a “Qualified Institutional Buyer” as defined in Rule 144A under the Securities Act of 1933, as amended or (2)(A) a person other than a “U.S. person” as defined in Rule 902 under the Securities Act and (B) if resident and/or located in any Member State of the European Economic Area that has implemented provisions of the Directive 2003/71/EC (as amended, including pursuant to Directive 2010/73/EU, the “Prospectus Directive”), a qualified investor as defined in Article 2.1(e) of the Prospectus Directive (each, an “Eligible Holder”).

The following table sets forth the old notes that are subject to the exchange offers:

CUSIP Number	Title of Security	Principal Amount Outstanding
025816BB4	8.125% Senior Notes due 2019	$1,750,000,000
025816AZ2	8.150% Senior Notes due 2038	$1,000,000,000

Each exchange offer is subject to the condition that a minimum of $500 million aggregate principal amount of new notes of the relevant series be issued in exchange for old notes of the relevant series, as well as certain other conditions as described in the confidential offering circular.

The amount of new notes and cash offered in each exchange offer is described in the confidential offering circular.  Eligible Holders that validly tender and do not validly withdraw their old notes at or prior to 5:00 p.m., New York City time, on November 27, 2012, subject to any extension by American Express Company, will receive an early exchange premium equal to (i) $30.00 per $1,000 principal amount of 2019 Notes accepted for exchange and (ii) $30.00 per $1,000 principal amount of 2038 Notes accepted for exchange.

The exchange offers will expire at 11:59 p.m., New York City time, on December 11, 2012, unless extended by American Express Company. Tenders of old notes in the exchange offers may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, on November 27, 2012, subject to extension by American Express Company, but not thereafter, unless additional withdrawal rights are required by law.

The exchange offers will not be registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. American Express Company will enter into registration rights agreements with respect to the new notes.

Documents relating to the exchange offers will only be distributed to holders of the old notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of the old notes that desire to review the eligibility letter may visit the website for this purpose at http://www.dfking.com/axp or contact D.F. King & Co., Inc., the information agent for the exchange offers, by calling toll-free (800) 549-6697 or at (212) 269-5550 (banks and brokerage firms).

This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offers are being made solely by the confidential offering circular and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

In particular, this communication is only addressed to and directed at: (A) in any Member State of the European Economic Area that has implemented the Prospectus Directive, qualified investors in that Member State within the meaning of the Prospectus Directive and (B) (i) persons that are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).  The new notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such new notes will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents.

This press release contains forward-looking statements which are subject to risks and uncertainties. The forward-looking statements contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. American Express Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, whether or not American Express Company will ultimately consummate the exchange offers, the satisfaction of the conditions described in the confidential offering circular and market conditions.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services:  charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card

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Contacts:

Investors/Analysts:
Ken Paukowits, ken.f.paukowits@aexp.com , +1.212.640.6348

Fixed Income Investor Relations:
Vivian Zhou, vivian.y.zhou@aexp.com, +1.212.640.6182